Exhibit 99.1

Cambium Learning Group Reports First Quarter 2018 Financial Results
Reaffirming Full-Year Outlook

Announces Review of Strategic Alternatives to Maximize Shareholder Value
Enters into Definitive Agreement to Acquire Edtech Provider VKidz

DALLAS, TX – May 14, 2018 – Cambium Learning® Group, Inc. (Nasdaq: ABCD, the "Company"), a leading educational technology solutions company committed to helping all students reach their full potential, announced today financial results for its first quarter ended March 31, 2018. The Company also announced that it has initiated a review of strategic alternatives to maximize shareholder value and entered into a definitive agreement to acquire VKIDZ Holdings Inc., a Florida-based award-winning edtech company providing curriculum and supplementary programs to homeschool families and elementary schools.

FIRST QUARTER 2018 RESULTS
"Cambium Learning Group delivered solid first quarter results, with company-wide growth compared to prior year first quarter in Bookings, revenues, Cash Income and net income. We are on track in building our pipeline toward the back-to-school selling season, and our full-year outlook remains unchanged. We are also proud that our technology-enabled solutions were honored with the highest number of BESSIE awards of any contender," said John Campbell, Chief Executive Officer. "While the first quarter of any year is seasonally our lowest-volume period and does not generally serve as an indicator of performance, we are off to a strong start in terms of both our first quarter results and strategically, with our development, marketing and sales initiatives leading up to the important back-to-school period. We continue to execute our strategy to drive top-line growth with our SaaS solutions."
Financial Snapshot
For the quarter ended March 31, 2018, the Company reported the following financial results:

	Three Months Ended March 31,
(in millions)	2018	2017	$ Change
GAAP net revenues	$36.6	$36.0	$0.6
GAAP net income	2.6	2.5	0.1
Net income margin %	7%	7%
EBITDA	8.5	8.7	(0.2)
Adjusted EBITDA	8.9	9.0	(0.1)
Adjusted EBITDA margin %	24%	25%

Bookings	$19.9	$19.1	$0.7
Cash income	(10.6)	(10.8)	0.2
Cash income margin %	(53)%	(57)%

First Quarter 2018 Financial Highlights

•
GAAP net revenues for the first quarter of 2018 increased by $0.6 million, or 2%, to $36.6 million compared with $36.0 million in 2017. GAAP net revenues by segment for the quarter ended March 31, 2018, and the change from the same period of 2017, were as follows:

◦	Learning A-Z - $19.1 million, increased $1.0 million or 5%

◦	ExploreLearning - $7.5 million, increased $0.7 million or 11%

◦	Voyager Sopris Learning - $10.0 million, decreased $(1.0) million or (9)%.

•
Bookings for the first quarter of 2018 increased by 4% to $19.9 million, compared with $19.1 million in the first quarter of 2017, with growth in the ExploreLearning and Voyager Sopris Learning segments partially offset by a slight decrease in the Learning A-Z segment.

•	The Company reported GAAP net income of $2.6 million during the first quarter of 2018, increasing $0.1 million compared to net income of $2.5 million during the first quarter of 2017.

•
Adjusted EBITDA was $8.9 million, decreasing $0.1 million from $9.0 million in 2017, with the growth in GAAP net revenues in the first quarter more than offset by strategic investments made to development, marketing and sales initiatives to support full-year and long-term growth of the Company's technology solutions.

•
Net interest expense was $0.8 million for the first quarter of 2018, down $0.4 million from the first quarter of 2017 as a result of the scheduled debt amortization payments and voluntary prepayments made during 2017.

•
The Company's effective tax rate for the first quarter of 2018 is higher than the effective tax rate for the first quarter of 2017 as a result of reducing the valuation allowance against most of the Company's deferred tax assets in the fourth quarter of 2017.

•
Cash Income was $(10.6) million for the first quarter of 2018 compared to Cash Income of $(10.8) million for the first quarter of 2017. Capital expenditures totaled $4.0 million in the first quarter of 2018 versus $4.5 million in the first quarter of 2017.

•
The Company had cash and cash equivalents of $4.5 million at March 31, 2018. For the quarter ended March 31, 2018, cash used in operations was $6.2 million, cash used in investing activities was $4.0 million, and cash provided by financing activities was $6.2 million. At March 31, 2018, the principal amount of term loans outstanding was $47.1 million, the revolving credit facility outstanding was $7.0 million and there was $22.8 million available under the revolving credit facility.

•
The Company's technology-enabled products continue to receive industry recognition. Cambium Learning Group was recently awarded 10 Best Educational Software (BESSIE) awards from ComputED Gazette, more than any other company.

First Quarter 2018 Segment Results
Net Revenues, Bookings, Net Income, and Cash Income changes by segment for the three months ended March 31, 2018, compared to the same period of 2017 were as follows:

	Q1 - 2018 % Change
	Net Revenues	Bookings	Net Income	Cash Income
Learning A-Z	5%	(3)%	—%	(136)%
ExploreLearning	11%	10%	(4)%	(42)%
Voyager Sopris Learning	(9)%	12%	34%	49%
Shared Services			(1)%	(9)%
Cambium Learning Group, Inc.	2%	4%	3%	2%

2018 Outlook
Mr. Campbell stated, "In 2018, we are focused on driving Bookings growth of higher-margin SaaS solutions and making careful investments in development, marketing and sales, coupled with strong expense discipline, to drive expansion in Cash Income, Adjusted EBITDA, cash flow generation, and long-term value delivery to our stakeholders. Cambium Learning's competitive edge centers on our personalized, adaptive, scalable, technology-based solutions that are proven to achieve results in the classroom and can change the trajectory of students' lives. We are executing well to deliver a strong year and we are reaffirming our outlook."

Management's outlook for company-wide 2018 Bookings growth at a higher percentage than 2017, with most of the growth expected in the second half of the year during the Company's seasonally strong periods, is unchanged. Cambium Learning Group's business is highly seasonal, with Bookings historically peaking during the third quarter, which represents by far the preponderance of Bookings, revenue and income each year.
The Company continues to expect its 2018 Bookings growth to be driven by its two 100% digital subscription businesses Learning A-Z and ExploreLearning. Voyager Sopris Learning is expected to build on the momentum of the LANGUAGE! Live solution and continue to make progress on repositioning the segment's role in the intervention marketplace.
Capital expenditures in 2018 are expected to be roughly consistent with 2017 and the Company expects growth in its Cash Income margin from 2017, with the impact of spending on strategic investments in its technology subscription products offset by the ongoing benefit of the transition in mix to these higher margin product lines. The Company continues to expect to generate enough cash during the year from normal operations that would enable it to be substantially debt free by the end of 2018. The Company will assess the impact of expected cash expenditures on the strategic alternatives process and the VKidz acquisition as the year progresses.

REVIEW OF STRATEGIC ALTERNATIVES
The Company announced today that it has initiated a review of strategic alternatives to maximize shareholder value. Such strategic alternatives could include a sale of the Company or a sale of a division or divisions thereof, a strategic merger, a business combination or continuing as a standalone entity executing on its business plan. The Company has engaged Macquarie Capital as financial advisor and Lowenstein Sandler LLP as legal advisor to assist in its review.
Mr. Campbell stated, "We remain confident in our ability to execute on our strategic plan and in the significant growth opportunities available to us. At the same time, management and our Board believe it is in the best interest of shareholders to conduct a thorough evaluation of strategic opportunities that could accelerate value recognition or unlock additional value."
The Company has not set a definitive timetable for completion of its review of strategic alternatives, nor has it made any decisions related to any such strategic alternative at this time, and there can be no assurances that the process will result in any transaction being announced or completed in the future. The Company does not intend to make any further announcements related to its review unless and until its Board of Directors has approved a specific transaction or otherwise determined that further disclosure is appropriate.
VKIDZ TRANSACTION
Cambium Learning Group today announced a definitive agreement to acquire VKIDZ Holdings Inc. ("VKidz"), an award winning Florida-based edtech company dedicated to helping deliver the best education to students using digital solutions. Organized in two business units, VKidz serves both school systems and homeschooling families with 100% digital, 100% subscription, innovative, research-based educational products. The Company believes VKidz is an exceptional fit with its current operations, it will provide attractive cross selling opportunities, and it will expand Cambium's total addressable market. The acquisition is another step in Cambium's strategy of being the leading provider of state of the art digital subscription solutions that make a difference in the lives of students.
Under the terms of the agreement, the purchase price will include issuance of 6.7 million shares of Cambium Learning Group common stock to the sellers, plus payment of outstanding debt of VKidz on the consummation date of the transaction. In 2017, VKidz had Bookings of approximately $21.1 million and Cash Income of approximately $5.7 million. At March 31, 2018, VKidz had debt principal outstanding of $20.2 million and cash of $1.3 million. The Company expects the acquisition to be immediately accretive.
The acquisition is expected to be consummated, subject to all applicable approvals, after completion of the Company's review of strategic alternatives. The terms of the agreement provide the Company the right to terminate the agreement prior to consummation.
VKidz is currently owned by founder John Edelson and a fund managed by Veronis Suhler Stevenson, which owns a majority of the equity interests of VSS-Cambium Holdings III, LLC, which holds approximately 69% of the Company's outstanding stock. Therefore, the Company's Board of Directors formed a special committee of independent and disinterested directors to analyze and negotiate the transaction on behalf of the Company and deliver a recommendation to the Company's Board of Directors with respect to the transaction. The Company's special committee was advised by Needham & Company, LLC as financial advisor and Paul Hastings LLP as legal advisor.
Mr. Campbell concluded, "These are exciting times for Cambium Learning Group. We have just completed a five-year journey that changed the nature of our company from providing quality ink and paper educational solutions to one that primarily provides quality digital educational solutions. We continue to strive to serve our students and teachers with best of breed solutions as evidenced by our many awards. We have been able to assemble an excellent group of employees that propels us to be a leader in the K-12 market. All of this has culminated in giving us the opportunity to purchase VKidz and consider strategic alternatives so that we are in the best possible position to continue our long-term growth."

Conference Call
Cambium Learning Group's management team will conduct a conference call at 9 a.m. EDT today (May 14, 2018) to discuss its financial results. In consideration of its review of strategic alternatives, management does not plan to conduct a question and answer session during the call. Participants are encouraged to listen to the presentation via a live web broadcast at www.cambiumlearning.com in the Investor Relations section. In addition, a live dial-in is available at 844.707.0670 or 703.639.1224, passcode #7690846.
A replay will be available by dialing 855.859.2056 or 404.537.3406, passcode #7690846, until May 15, 2018. The webcast will also be archived on the Company's Investor Relations page.
Cambium Learning Group also announces investor information, including news about its business and financial performance, SEC filings, notices of investor events, investor presentations, and press and earnings releases, on its website in the Investor Relations section.

Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company's operations from management's perspective. Adjusted EBITDA and Cash Income remove significant restructuring, non-operational, or certain non-cash items from earnings. The Company uses Adjusted EBITDA and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress toward performance targets. Further, the Cash Income measure directly affects compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company's liquidity. The Company's presentation of EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.
About Cambium Learning Group, Inc.
Cambium Learning® Group (Nasdaq: ABCD) is an award-winning educational technology solutions leader dedicated to helping all students reach their potential through individualized and differentiated instruction. Using a research-based, personalized approach, Cambium Learning Group delivers SaaS resources and instructional products that engage students and support teachers in fun, positive, safe and scalable environments. These solutions are provided through Learning A-Z® (online differentiated instruction for elementary school reading, writing and science), ExploreLearning® (online interactive math and science simulations and a math fact fluency solution) and Voyager Sopris Learning® (blended solutions that accelerate struggling learners to achieve in literacy and math and professional development for teachers). We believe that every student has unlimited potential, that teachers matter, and that data, instruction, and practice are the keys to success in the classroom and beyond.
Come learn with us at www.cambiumlearning.com.

Media and Investor Contact:
Barbara Benson
Cambium Learning Group, Inc.
investorrelations@cambiumlearning.com

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
ccapaccio@lhai.com

Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K-12 enrollment and demographic trends, the level of educational funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, explorations of possible transactions and other strategic alternatives, and those other risks and uncertainties listed under the heading "RISK FACTORS" in Cambium Learning Group, Inc.'s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "projects," "intends," "prospects," or "priorities," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

Cambium Learning Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues	$36,607	$35,970
Cost of revenues:
Cost of revenues	6,063	6,185
Amortization expense	3,904	4,090
Total cost of revenues	9,967	10,275
Research and development expense	3,726	3,098
Sales and marketing expense	12,803	12,910
General and administrative expense	5,281	4,883
Shipping and handling costs	121	118
Depreciation and amortization expense	717	681
Total costs and expenses	32,615	31,965
Income before interest and income taxes	3,992	4,005
Net interest expense	(830)	(1,227)
Other income (expense), net	(103)	(108)
Income before income taxes	3,059	2,670
Income tax expense	(452)	(140)
Net income	$2,607	$2,530
Net income per common share:
Basic	$0.06	$0.05
Diluted	$0.05	$0.05
Average number of common shares and equivalents outstanding:
Basic	46,898	46,203
Diluted	48,067	47,439

Cambium Learning Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,450	$8,493
Accounts receivable, net	7,419	12,937
Inventory	1,993	2,382
Restricted assets, current	961	961
Other current assets	10,567	11,193
Total current assets	25,390	35,966
Property, equipment and software at cost	62,675	65,250
Accumulated depreciation and amortization	(41,043)	(43,164)
Property, equipment and software, net	21,632	22,086
Goodwill	43,518	43,518
Other intangible assets, net	3,357	3,607
Pre-publication costs, net	17,845	17,758
Restricted assets, less current portion	1,046	1,293
Deferred tax assets	30,602	30,614
Other assets	3,515	3,712
Total assets	$146,905	$158,554
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,841	$2,388
Accrued expenses	9,306	12,121
Revolving credit facility	7,000	—
Current portion of long-term debt	6,294	5,958
Deferred revenue, current	71,354	86,913
Total current liabilities	95,795	107,380
Long-term liabilities:
Long-term debt	40,170	41,841
Deferred revenue, less current portion	13,064	13,995
Other liabilities	9,433	9,630
Total long-term liabilities	62,667	65,466
Stockholders' equity (deficit):
Preferred stock ($.001 par value, 15,000 shares authorized, zero shares issued and outstanding at March 31, 2018 and December 31, 2017)	—	—
Common stock ($.001 par value, 150,000 shares authorized, 53,613 and 53,333 shares issued, and 47,080 and 46,800 shares outstanding at March 31, 2018 and December 31, 2017, respectively)	54	53
Capital surplus	289,864	289,022
Accumulated deficit	(286,634)	(288,490)
Treasury stock at cost (6,532 shares at March 31, 2018 and December 31, 2017)	(12,784)	(12,784)
Accumulated other comprehensive loss:
Pension and postretirement plans	(2,057)	(2,093)
Accumulated other comprehensive loss	(2,057)	(2,093)
Total stockholders' equity (deficit)	(11,557)	(14,292)
Total liabilities and stockholders' equity (deficit)	$146,905	$158,554

Cambium Learning Group, Inc. and Subsidiaries
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Cash Income
(unaudited)

	Three Months Ended March 31,
(in thousands)	2018	2017
Net income	$2,607	$2,530
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	4,621	4,771
Net interest expense	830	1,227
Income tax expense	452	140
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	8,510	8,668
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Merger, acquisition and disposition activities	122	127
Stock-based compensation and expense	227	200
Adjusted EBITDA	8,859	8,995
Change in deferred revenues	(16,914)	(16,843)
Change in deferred costs	1,457	1,563
Capital expenditures	(4,008)	(4,532)
Cash income	$(10,606)	$(10,817)

Cambium Learning Group, Inc. and Subsidiaries
Reconciliation of Bookings to Net Revenues by Segment – 2018
(unaudited)

	Three Months Ended March 31, 2018
(in thousands)	Learning A-Z	ExploreLearning	Voyager Sopris Learning	Consolidated
Bookings	$9,599	$3,173	$7,081	$19,853
Change in deferred revenues	9,537	4,347	3,030	16,914
Other	—	(16)	(144)	(160)
Net revenues	$19,136	$7,504	$9,967	$36,607

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Cash Income by Segment – 2018
(unaudited)

	Three Months Ended March 31, 2018
(in thousands)	Learning A-Z	Explore Learning	Voyager Sopris Learning	Other	Consolidated
Net income	$8,889	$2,571	$853	$(9,706)	$2,607
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	—	—	—	4,621	4,621
Net interest expense	—	—	—	830	830
Income tax expense	—	—	—	452	452
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	8,889	2,571	853	(3,803)	8,510
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Merger, acquisition and disposition activities	—	—	—	122	122
Stock-based compensation and expense	57	45	59	66	227
Adjusted EBITDA	8,946	2,616	912	(3,615)	8,859
Change in deferred revenues	(9,537)	(4,347)	(3,030)	—	(16,914)
Change in deferred costs	695	375	387	—	1,457
Capital expenditures - product development	(1,868)	(1,019)	(647)	—	(3,534)
Capital expenditures - general expenditures	(258)	(96)	(106)	(14)	(474)
Cash income	$(2,022)	$(2,471)	$(2,484)	$(3,629)	$(10,606)
Deferred Revenue by Segment – 2018
(unaudited)

	March 31, 2018
(in thousands)	Learning A-Z	ExploreLearning	Voyager Sopris Learning	Consolidated
Deferred revenue, current	$43,203	$15,590	$12,561	$71,354
Deferred revenue, less current portion	6,333	2,635	4,096	13,064
Deferred revenue	$49,536	$18,225	$16,657	$84,418

Deferred Costs by Segment – 2018
(unaudited)

	March 31, 2018
(in thousands)	Learning A-Z	ExploreLearning	Voyager Sopris Learning	Consolidated
Deferred costs, current	$3,999	$1,438	$1,902	$7,339
Deferred costs, less current portion	589	243	809	1,641
Deferred costs	$4,588	$1,681	$2,711	$8,980

Cambium Learning Group, Inc. and Subsidiaries
Reconciliation of Bookings to Net Revenues by Segment – 2017
(unaudited)

	Three Months Ended March 31, 2017
(in thousands)	Learning A-Z	ExploreLearning	Voyager Sopris Learning	Consolidated
Bookings	$9,899	$2,876	$6,337	$19,112
Change in deferred revenues	8,285	3,981	4,577	16,843
Other	1	(79)	93	15
Net revenues	$18,185	$6,778	$11,007	$35,970

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Cash Income by Segment – 2017
(unaudited)

	Three Months Ended March 31, 2017
(in thousands)	Learning A-Z	Explore Learning	Voyager Sopris Learning	Other	Consolidated
Net income	$8,868	$2,676	$635	$(9,649)	$2,530
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	—	—	—	4,771	4,771
Net interest expense	—	—	—	1,227	1,227
Income tax expense	—	—	—	140	140
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	8,868	2,676	635	(3,511)	8,668
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Merger, acquisition and disposition activities	—	—	—	127	127
Stock-based compensation and expense	47	24	70	59	200
Adjusted EBITDA	8,915	2,700	705	(3,325)	8,995
Change in deferred revenues	(8,285)	(3,981)	(4,577)	—	(16,843)
Change in deferred costs	615	389	559	—	1,563
Capital expenditures - product development	(1,929)	(760)	(1,493)	—	(4,182)
Capital expenditures - general expenditures	(173)	(90)	(70)	(17)	(350)
Cash income	$(857)	$(1,742)	$(4,876)	$(3,342)	$(10,817)